UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Furniture Brands International, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The Company issued the following press release on April 30, 2008.

INFORMATION FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105 For Further Information Call Dan Stone 314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

Quarterly Dividend Declared

St. Louis, Missouri, April 30, 2008 – Consistent with its April 17 preliminary announcement, Furniture Brands International (NYSE: FBN) today announced net earnings from continuing operations for the period ended March 31, 2008 of $3.7 million, or $0.08 per diluted common share compared to $1.3 million or $0.03 per diluted common share in the first quarter of 2007. A copy of the condensed financial statements for the 2008 and 2007 periods and the company’s earlier preliminary announcement are attached to this press release.

Quarterly Dividend Declared

The Board of Directors declared today a quarterly dividend of $0.04 per common share payable May 23, 2008 to shareholders of record at the close of business on May 12, 2008.

Upcoming Investor Events

A conference call will be held to discuss first quarter results at 7:30 a.m. (Central Time) on May 1, 2008. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under ``Investor Info’’. Access to the call and the release will be archived for one year.

The company will hold its annual meeting of stockholders at 10:00 am (Central Time) on May 1, 2008 in St. Louis. Because election of certain directors is being contested, a final reconciliation of the election will require the authentication of a special inspector of elections. The final results of the stockholder voting are expected to be announced on or before May 20, 2008.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales in excess of $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,’’ “believe,’’ “positioned,’’ “estimate,’’ “project,’’ “target,’’ “continue,’’ “intend,’’ “expect,’’ “future,’’ “anticipates,’’ and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL REPORTS

PRELIMINARY FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2008

Strategic plan delivers continued strong progress and results.

•	Earnings per share from continuing operations of $0.07 to $0.08, more than double the $0.03 in 2007

•	Sales from continuing operations totaled $477 million, down 14% from prior year

•	Quarter-end cash of $188 million, long-term debt of $235 million

St. Louis, Missouri, April 17, 2008 -- Furniture Brands International (NYSE: FBN) announced today its preliminary financial results for the first quarter ended March 31, 2008. These results are from continuing operations and exclude the impact of the first quarter sale and operations of Hickory Business Furniture (“HBF”). The sale of this business was announced in the fourth quarter of 2007 and has been treated as a discontinued operation in both the 2007 and 2008 periods.

Net sales for the 2008 first quarter were $477 million, compared with $557 million in the first quarter of 2007. Diluted earnings per common share from continuing operations are between $0.07 to $0.08 for the first quarter of 2008 compared to $0.03 in the first quarter of 2007.

Ralph P. Scozzafava, the company’s Vice-Chairman of the Board and Chief Executive Officer, commented: “The strategic plan the company unveiled last fall continues to drive improved performance despite a challenging retail environment. Our plan called for 2007 activities to focus on balance sheet improvement, 2008 activities to drive improved profitability, and 2009 activities to increase profitable sales. With our first-quarter preliminary results complete, and our belief that earnings per share will increase in later quarters, we remain on track toward our 2008 earnings target of $0.40 to $0.60 per share.

“Our 2007 activities were very successful, as we restructured our lending facility, turned inventories into cash, and paid down debt. At the end of 2007, we had the most cash and least debt since our recapitalization in 1993.”

“Our current balance sheet is equally positive,” Mr. Scozzafava continued. “At the end of the quarter, cash totaled approximately $188 million and our long-term debt has been paid down to $235 million, with the ability to make additional repayments in the future. We have generated this cash through continued working capital improvements, the sale of HBF, and lower interest expense.”

“Our progress against our strategic plan is continuing in 2008. Despite the economic environment, earnings from ongoing operations showed solid improvement over both year-ago and prior quarter comparisons despite a reduction in sales. This improved financial performance is directly related to the changes we have executed over the past three quarters. These changes include closing 18 unprofitable stores and 10 manufacturing and storage facilities with accompanying reductions in headcount, and launching a shared services model to eliminate costs for administration of payroll, human resources, IT and travel. We expect these and other actions will ultimately deliver $40 million to $50 million in annual savings with all workstreams completed by early 2009,” Mr. Scozzafava said.

“Along with our focus on financial performance, we are equally focused at the consumer and customer levels and we are seeing signs of success. We have reduced unproductive discounts as a means of moving inventory because we are starting to sell the right products at the right price in the right categories, where consumers see and respond to the real value of our brands,” Mr. Scozzafava said. “In addition, at the beginning of the second quarter, we announced price increases across our brands that will take effect in Mid-April and May.”

“We have also increased our company-owned retail presence through the recent acquisition of 11 Thomasville stores. Succeeding as a Thomasville retailer is a key element of our strategic plan, and our performance to date is promising. During the first quarter, those Thomasville stores we have owned for more than a year showed a same-store sales increase of more than 2% over the prior year,” Mr. Scozzafava said.

“We expect improvements in profitability to continue as we complete our transition to a branded consumer products company. Broyhill is leading our initiative to incorporate consumer insight testing and market research prior to launching new products. Beginning in 2009, all major new product introductions will reflect our consumer research and testing processes. By providing our retail partners with products that we know consumers want, we can further improve product flow, reduce discounts, control inventories and improve gross margins. We also expect to realize the full benefits of FBN Asia, which will let us complement our domestic manufacturing assets with the most appropriate Asian supply chain partners,” Mr. Scozzafava said.

“Furniture Brands has the right strategy in place, and we now have the right team to execute it,” Mr. Scozzafava said. “Steve Rolls joined the company this month as chief financial officer, rounding out our Executive Leadership Team. Together with the recent addition of Jon Botsford as general counsel, the newly assembled team has the skill and the will to address our challenges and opportunities. The transformation of Furniture Brands to a successful branded consumer products company is well underway,” Mr. Scozzafava said.

Earnings Guidance

The company affirmed its 2008 financial performance guidance of sales revenue between $1.9 billion and $2.0 billion with earnings per share on a continuing operations basis of between $0.40 and $0.60.

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Net sales	$477,200	$556,959
Cost of sales	366,181	439,085
Gross profit	111,019	117,874
Selling, general & administrative expenses	101,981	111,029
Earnings from operations	9,038	6,845
Interest expense	4,143	5,073
Other income, net	2,236	432
Earnings from continuing operations before income tax expense	7,131	2,204
Income tax expense	3,383	901
Net earnings from continuing operations	3,748	1,303
Net earnings from discontinued operations	29,868	1,574
Net earnings	$33,616	$2,877

Earnings per common share – Basic and Diluted:
Earnings from continuing operations	$0.08	$0.03
Earnings from discontinued operations	$0.62	$0.03
Net earnings	$0.69	$0.06

Weighted average common shares outstanding - - Basic and Diluted	48,560	48,336

Selected Items Included in Condensed Consolidated Statement of Operations

The following items are included in our Condensed Consolidated Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Three Months Ended
	March 31, 2008	March 31, 2007
	(in thousands)
Selected items decreasing earnings before income tax expense: Restructuring charges (1)
Cost of sales	$—	$431
Selling, general & administrative expenses	964	748
Costs associated with proxy contest (2)	587	—
Total	$1,551	$1,179

(1)  Restructuring charges include asset impairment, severance, and other closing costs associated with the previously announced plant shutdowns and lease, severance, and idle store occupancy costs associated with the previously announced retail store closures.

(2)  Includes financial and legal costs for external advisors associated with the proxy contest, all of which are included in selling, general and administrative expenses.

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008 (Unaudited)	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$187,838	$118,764
Cash - Restricted	—	20,000
Receivables, less allowances of $32,913 ($45,467 at December 31, 2007)	283,792	292,694
Inventories	393,823	401,302
Prepaid expenses and other current assets	49,279	54,858
Current assets of discontinued operations	—	12,236
Total current assets	914,732	899,854

Property, plant and equipment, net	178,923	178,564
Intangible assets	329,927	329,927
Other assets	33,964	36,770
Noncurrent assets of discontinued operations	—	17,963
	$1,457,546	$1,463,078

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$800	$20,800
Accounts payable	104,400	93,557
Accrued expenses and other current liabilities	103,815	67,735
Current liabilities of discontinued operations	—	5,307
Total current liabilities	209,015	187,399

Long-term debt	235,000	280,000
Other long-term liabilities	136,504	150,772
Noncurrent liabilities of discontinued operations	—	141

Shareholders’ equity	877,027	844,766
	$1,457,546	$1,463,078

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net earnings	$33,616	$2,877
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,289	8,242
Compensation expense related to stock option grants and restricted stock awards	767	1,029
Provision (benefit) for deferred income taxes	893	(425)
Gain on sale of discontinued operations	(48,059)	—
Other, net	(1,033)	818
Changes in operating assets and liabilities:
Accounts receivable	12,732	4,655
Inventories	13,663	12,023
Prepaid expenses and other assets	1,114	5,785
Accounts payable and other accrued expenses	42,895	5,229
Other long-term liabilities	(12,534)	4,922
Net cash provided by operating activities	50,343	45,155

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(8,741)	(4,241)
Proceeds from the disposal of assets	76,570	2,358
Additions to property, plant and equipment	(2,150)	(4,142)
Net cash provided (used) by investing activities	65,679	(6,025)

Cash flows from financing activities:
Additions to long-term debt	—	4,000
Payments of long-term debt	(65,000)	(14,000)
Restricted cash used for the payment of long-term debt	20,000	—
Payments of cash dividends	(1,940)	(7,734)
Other	(8)	—
Net cash used by financing activities	(46,948)	(17,734)

Net increase in cash and cash equivalents	69,074	21,396
Cash and cash equivalents at beginning of period	118,764	26,565
Cash and cash equivalents at end of period	$187,838	$47,961

Supplemental disclosure:
Cash payments for income taxes, net	$419	$379

Cash payments for interest expense	$5,647	$2,619